SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       STEWART & STEVENSON SERVICES, INC.
                (Name of Registrant as Specified In Its Charter)

                       STEWART & STEVENSON SERVICES, INC.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
     ______________________________________________________________________
     2) Aggregate number of securities to which transaction applies:
     ______________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     ______________________________________________________________________
     4) Proposed maximum aggregate value of transaction:
     ______________________________________________________________________
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
     ______________________________________________________________________
     2) Form, Schedule or Registration Statement No.:
     ______________________________________________________________________
     3) Filing Party:
     ______________________________________________________________________
     4) Date Filed:
     ______________________________________________________________________

                       STEWART & STEVENSON SERVICES, INC.

                              2707 North Loop West
                                 P.O. Box 1637
                           Houston, Texas 77251-1637

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 14, 1994

TO OUR SHAREHOLDERS:

     The 1994 Annual Meeting of the Shareholders of Stewart & Stevenson Services, Inc., a Texas corporation (the "Company"), will be held in the Texas Commerce Center Auditorium, 601 Travis Street, Houston, Texas on Tuesday, June 14, 1994, at 10:00 a.m., local time, for the following purposes:

          1. To elect four directors to the Board of Directors to hold office until the expiration of their terms and until their respective successors have been duly elected and qualified;

          2. To ratify the appointment of Arthur Andersen & Co. as the independent public accountants of the Company for the fiscal year ending January 31, 1995; and

          3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Shareholders of record at the close of business on April 26, 1994, are entitled to notice of and to vote at the Annual Meeting.

                                             By Order of the Board of Directors,
                                             LAWRENCE E. WILSON
                                             Vice President and Secretary

Dated: Houston, Texas
       May 9, 1994

                                ________________

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

                        STEWART & STEVENSON SERVICES, INC.
                               2707 North Loop West
                                  P.O. Box 1637
                            Houston, Texas 77251-1637
                                ________________

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                         June 14, 1994, and Adjournments
                              ____________________

           Approximate date proxy material first sent to shareholders:
                                 May 9, 1994
                              ____________________

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     The proxy furnished herewith, for use only at the Annual Meeting of Shareholders to be held June 14, 1994, and any and all adjournments thereof, is solicited by the Board of Directors of Stewart & Stevenson Services, Inc. (the "Company"). Such solicitation is being made by mail and may also be made in person or by telephone by officers, directors and regular employees of the Company, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxy material to their principals. All expenses incurred in this solicitation of proxies will be paid by the Company.

     The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, either in person or represented by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies that withhold authority to vote for a nominee or abstain from voting on any matter are counted for the purpose of determining whether a quorum is present. Broker non-votes, which may occur when a broker or nominee has not received timely voting instructions on certain proposals, are not counted for the purpose of determining whether a quorum is present. If there are not sufficient shares represented at the meeting to constitute a quorum, the meeting may be adjourned until a specified future date to allow the solicitation of additional proxies.

     Directors are elected by a plurality of the votes cast at the meeting. The four nominees that receive the greatest number of votes will be elected even though the number of votes received may be less than a majority of the shares represented in person or by proxy at the meeting. Proxies that withhold authority to vote for a nominee will not prevent the election of such nominee if other shareholders vote for such nominee.

     The ratification of Arthur Andersen & Co. as the Company's independent public accountants requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting. Proxies that abstain from voting on this proposal have the same effect as a vote against this proposal.

     Any shareholder executing a proxy retains the right to revoke it by signing and delivering a proxy bearing a later date, by giving notice of revocation in writing to the Secretary of the Company at any time prior to its use, or by voting in person at the meeting. All properly executed proxies received by the Company and not revoked will be voted at the meeting, or any adjournment thereof, in accordance with the specifications of the shareholder. If no instructions are specified on the proxy, shares represented thereby will be voted FOR the election of the four nominees herein and FOR the ratification of Arthur Andersen & Co. as the Company's independent public accountants for the fiscal year ending January 31, 1995.

                    VOTING SECURITIES AND OWNERSHIP THEREOF
                  BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     At the close of business on April 26, 1994, the Company had outstanding 32,945,190 shares (not including treasury shares) of Common Stock, without par value. Each outstanding share of Common Stock is entitled to one vote with respect to each of the four director positions and one vote with respect to the approval of the independent public accountant. Cumulative voting is not permitted under the Company's Articles of Incorporation. Shareholders of record at the close of business on April 26, 1994 are entitled to vote at or to execute proxies relating to the Annual Meeting of Shareholders.

     The following table lists the beneficial ownership of shares of the Company's Common Stock by all persons and groups known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock entitled to vote, by each director and nominee, by the Chief Executive Officer and four highest compensated executive officers, and by all directors and officers as a group. As of February 28, 1994, the Company had no parent and none of the directors, nominees or officers of the Company owned any equity security issued by the Company's subsidiaries other than director's qualifying shares. Information with respect to officers, directors and their families is as of February 28, 1994 and is based on the books and records of the Company and information obtained from each individual. Information with respect to institutional shareholders is based upon the Schedule 13G filed by such shareholders with the Securities and Exchange Commission as of December 31, 1993. Unless otherwise stated, the business address of each individual or group is the same as the address of the Company's principal executive office.

                                                                 Amount and Nature of
                                                                 Beneficial Ownership
                                     ____________________________________________________________________________

                                        Sole           Shared          Sole         Shared       Right To Acquire
           Name of                     Voting          Voting       Investment    Investment        Beneficial        Percent of
     Individual or Group               Power           Power          Power         Power           Ownership           Class
________________________________     __________      __________     __________    __________     ________________     __________
5% SHAREHOLDERS

 Northern Trust Corporation
   50 South LaSalle Street
   Chicago, Illinois  60675           1,352,209          83,175     1,567,714     320,070                -0-             5.8

INDIVIDUAL DIRECTORS AND NOMINEES

 C. Jim Stewart II                      511,378         197,640       491,378     217,640                -0-             2.2
 J. Carsey Manning                          600             -0-           600         -0-                -0-             <F1>
 Donald E. Stevenson                    600,204             940       600,204         940                -0-             1.8
 Robert H. Parsley                        2,248             -0-         2,248         -0-                -0-             <F1>
 Jack W. Lander, Jr.                      6,000             -0-         6,000         -0-                -0-             <F1>
 Robert L. Hargrave                      40,439             -0-        40,439         -0-              2,500             <F1>
 James H. Elder, Jr.                      3,000             -0-         3,000         -0-                -0-             <F1>
 Bob H. O'Neal                           34,055             -0-        34,055         -0-              3,750             <F1>
 Jack T. Currie                           6,000             -0-         6,000         -0-                -0-             <F1>
 Robert S. Sullivan                         -0-             -0-           -0-         -0-                -0-             <F1>

EXECUTIVE OFFICERS

 Bob H. O'Neal                           34,055             -0-        34,055         -0-              3,750             <F1>
 Robert L. Hargrave                      40,439             -0-        40,439         -0-              2,500             <F1>
 Richard R. Stewart                     132,600             -0-       132,600         -0-              2,500             <F1>
 Garth C. Bates, Jr.                     84,083             -0-        70,307      13,776              7,500             <F1>
 C. LaRoy Hammer                         36,800             -0-        36,800         -0-              7,500             <F1>

ALL DIRECTORS AND OFFICERS
 (18 Persons)                         2,628,053         198,615     2,594,277     232,391             42,500             8.6

<F1> Less than 1%.

                                    ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of twelve directors, divided into three classes of four members. At each Annual Meeting of Shareholders, one class is elected to hold office for a term of three years. Mr. William H. Greehey resigned from the Board of Directors, during 1993 and Mr. Donald J. Atwood died in April of 1994. The Board of Directors intends to elect two people to fill the vacancies on Class II as soon as appropriate candidates are identified and have agreed to serve on the Board of Directors of the Company. Proxies received by the Company will not be voted to fill the vacancies on Class
II. The individuals set forth below have been nominated for election to the Board of Directors at the meeting, to serve as the Class III Directors until 1997. The Class I and Class II Directors will continue to serve until the expiration of their terms. THE BOARD OF DIRECTORS RECOMMENDS THAT THE NOMINEES LISTED BELOW BE ELECTED BY THE SHAREHOLDERS. UNLESS OTHERWISE SPECIFIED, ALL PROPERLY EXECUTED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF FOR THE ELECTION OF THE PERSONS WHOSE NAMES ARE LISTED IN THE FOLLOWING TABLE AS NOMINEES FOR THE CLASS III DIRECTORS.

                                    CLASS III
                       NOMINEES FOR TERM EXPIRING IN 1997

                                                                    Director
             Name and Principal Occupation                  Age      Since
_______________________________________________________     ___     ________
C. JIM STEWART II <F1><F4> ............................     68        1955

     Chairman of the Board of the Company.  Retired
     Chief Executive Officer of the Company.

JACK W. LANDER, JR. <F2><F4> ..........................     68        1982

     Chairman of the Board of Merchants Bank-Houston and Chairman of the Board and director for its holding company, Gulf Southwest Bancorp, Inc., in Houston, Texas.

BOB H. O'NEAL <F1> ....................................     59        1988

     President and Chief Executive Officer of the
     Company.  Serves as a director of Lufkin
     Industries, Inc.

JACK T. CURRIE <F3><F4> ...............................     65        1988

     Personal investments. Retired Managing Director of Mason Best Company, a merchant banking firm in Houston, Texas and retired Vice Chairman of Rotan
     Mosle Financial Corp., an investment banking firm in Houston, Texas. Serves as a director for American
     Indemnity Financial Corp.; American National Growth
     Fund, Inc.; American National Income Fund Inc. and
     Triflex Fund Inc.

                                     CLASS I
                      DIRECTORS WHOSE TERM EXPIRES IN 1995

                                                                    Director
             Name and Principal Occupation                  Age      Since
_______________________________________________________     ___     ________
J. CARSEY MANNING .....................................     68        1973

     Retired Senior Vice President of the Company.

DONALD E. STEVENSON ...................................     50        1975

     Vice President of the Company.

ROBERT H. PARSLEY <F1><F3><F4> ........................     71        1976

     Partner in Butler & Binion, L.L.P., attorneys in
     Houston, Texas.

ROBERT S. SULLIVAN <F2> ...............................     50        1992

     Dean, Graduate School of Industrial Administration,
     Carnegie Mellon University, Pittsburgh, Pennsylvania.
     Previously, Associate Dean for Research and Academic
     Affairs, The University of Texas at Austin,
     Austin, Texas.

                                    CLASS II
                      DIRECTORS WHOSE TERM EXPIRES IN 1996

                                                                    Director
             Name and Principal Occupation                  Age      Since
_______________________________________________________     ___     ________
ROBERT L. HARGRAVE <F1> ...............................     53        1984

     Group Vice President, Chief Financial Officer and
     Treasurer of the Company.

JAMES H. ELDER, JR. <F1><F4> ..........................     69        1986

     Personal investments. Retired Chairman, President and Chief Executive Officer of Anderson, Greenwood
     & Co., a manufacturer of industrial valves and instrumentation in Houston, Texas. Serves as a director for Battle Mountain Gold Company.

<F1> Member of Executive Committee.
<F2> Member of Compensation and Management Development Committee.
<F3> Member of Audit Committee.
<F4> Member of Nominating Committee.

     The Board of Directors believes that each of the nominees will be willing and able to serve. If any such person is unable to serve for good cause, or is unwilling to serve for any reason, proxies will be voted for the election of another person selected by the Nominating Committee of the Board of Directors.

     All of the above nominees are presently serving as directors of the Company. Each nominee and current director has been employed for more than five years either as shown in the foregoing table or in various executive capacities with the Company. All nominees were last elected as a director at the 1991 Annual Meeting.

     The Audit Committee of the Board of Directors reviews with the Company's independent public accountants the plan, scope and results of the annual audit; reviews with the Company's independent public accountants and internal auditors the procedures for and results of internal auditing and controls; and reviews with management the effectiveness of various operational policies and controls. The Audit Committee recommends to the Board of Directors the employment of independent public accountants and considers, in general, the audit services to be performed by such public accountants and the possible effect on the independence of the public accountants from the performance of non-audit services. The Audit Committee held three meetings during the fiscal year ended January 31, 1994 ("Fiscal 1993").

     The Compensation and Management Development Committee recommends the total compensation payable by the Company to its Chief Executive Officer, subject to approval by those members of the Board of Directors that are not and never have been an officer of the Company or its subsidiaries, and approves the form and amount of total compensation paid or payable by the Company to its other executive officers; grants options pursuant to the Company's stock option plans; conducts such investigations and studies as it deems necessary; and considers management succession and related matters. See the Report of the Compensation and Management Development Committee elsewhere herein. The Compensation and Management Development Committee held three meetings during Fiscal 1993.

     The Nominating Committee selects nominees for the Board of Directors of the Company. The Nominating Committee considers nominees submitted by the members of the Board of Directors, the officers of the Company and the Company's shareholders. Nominees for the Board of Directors may be submitted to the Chairman of the Nominating Committee at the Company's executive offices for consideration by the Nominating Committee. The Nominating Committee held one meeting during Fiscal 1993.

     The Board of Directors held five meetings during Fiscal 1993. During the last full fiscal year no director attended fewer than 75% of the aggregate of
(a) the total number of meetings of the Board of Directors (held during the period for which he was a director) and (b) the total number of meetings held by all committees of the Board of Directors on which he served (during the periods that he served).

Executive Officers

     The names, ages and positions of all the executive officers of the Company are listed below. Each officer was last elected as an executive officer at the meeting of directors immediately following the 1993 Annual Meeting of Shareholders except for Mr. Brown who was elected on April 12, 1994. The term of office of each executive officer will expire at the meeting of directors following the 1994 Annual Meeting of Shareholders and when a successor is elected and qualifies. There exist no arrangements or understandings between any officer and any other person pursuant to which the officer was selected.

                                                                                              Officer
        Name            Age                            Position                                Since
___________________     ___     _________________________________________________________     _______
Bob H. O'Neal           59      President & Chief Executive Officer                            1981
Robert L. Hargrave      53      Group Vice President, Chief Financial Officer & Treasurer      1980
Richard R. Stewart      44      Group Vice President (Engineered Power Systems)                1986
Garth C. Bates, Jr.     45      Group Vice President (Distribution)                            1991
C. LaRoy Hammer         57      Group Vice President (Tactical Vehicle Systems)                1980
T. Michael Andrews      53      Vice President                                                 1982
Donald E. Stevenson     50      Vice President                                                 1984
Keith T. Stevenson      47      Vice President                                                 1986
C. Jim Stewart III      45      Vice President                                                 1988
Lawrence E. Wilson      41      Vice President & Secretary                                     1989
Bobby W. Brown          64      Vice President                                                 1994

     Each of the officers listed above, except Messrs. Garth C. Bates, Jr. and Bobby W. Brown have been employed by the Company in an executive capacity for more than five years. Garth C. Bates, Jr. was appointed General Manager of the Distribution Division in February 1991 and elected to his present position in April 1991. Prior to February 1991, Mr. Bates served as President of Stewart & Stevenson Power, Inc., the Company's wholly-owned subsidiary based in Denver, Colorado, for more than five years. Bobby W. Brown was elected to his current position on April 12, 1994. He previously served as the Company's Director of Human Resources, Insurance and Risk Management for more than five years.

     Richard R. Stewart and C. Jim Stewart III are sons of Mr. C. Jim Stewart II, the Chairman of the Board of Directors of the Company. Garth C. Bates, Jr. is a nephew of Mr. C. Jim Stewart II and a first cousin of Richard R. Stewart and C. Jim Stewart III. Keith T. Stevenson is the brother, and T. Michael Andrews is a first cousin, of Mr. Donald E. Stevenson, a director of the Company. These persons and other members of the Stewart family and the Stevenson family could be deemed "control persons" with respect to the Company as such term is defined in the rules and regulations of the Securities and Exchange Commission.

Transactions with Management and Certain Business Relationships

     The Company leases certain land and buildings from associates of one of its directors. Mr. J. Carsey Manning's brother, Joe Manning, Jr., and his nephew, Joe Manning IV, lease land and a building to the Company for payments of $4,100 per month through April 30, 1996. Mr. Joe Manning, Jr. together with an unrelated person leases land and a building to the Company for $4,270 per month under a lease which will expire March 31, 1997. In addition, Mr. Joe Manning, Jr., Trustee, leases land and a building to the Company for $2,500 per month under a lease which will expire on December 31, 1995. Mr. Miles McInnis, a former officer and director of the Company, and Mrs. Faye Manning Totsch, Mr. J. Carsey Manning's mother, lease land and a building to the Company for $6,500 per month under a lease which will expire April 14, 1997. The Board of Directors believes that the terms of each of these leases have been at least as fair to the Company as could have been obtained from nonaffiliated persons.

     Director Robert H. Parsley is a partner in the law firm of Butler & Binion, L.L.P. in Houston, Texas, which the Company retained during the last fiscal year and proposes to retain during the current fiscal year.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows the aggregate compensation paid or accrued by the Company during each of the last three fiscal years to or for the Company's current Chief Executive Officer and each of the four highest compensated executive officers.

                                                       SUMMARY OF COMPENSATION

                                                                                         Long Term
                                                   Annual Compensation                  Compensation
                                          ______________________________________     __________________

                                                                       Other                                    All
       Name and            Year ended                                  Annual        Options      LTIP         Other
  Principal Position       January 31      Salary       Bonus       Compensation     Granted     Payout     Compensation
______________________     __________     ________     ________     ____________     _______     ______     ____________
Bob H. O'Neal
 President & Chief
 Executive Officer            1994        $298,077     $350,000         <F1>          15,000      -0-           -0-
                              1993         199,519      300,000         <F1>             -0-      -0-           -0-
                              1992         174,615      185,000         <F1>          30,000      -0-           -0-

Robert L. Hargrave
 Group Vice President,
 Chief Financial
 Officer & Treasurer          1994         179,423      140,000         <F1>          10,000      -0-           -0-
                              1993         149,712      170,000         <F1>             -0-      -0-           -0-
                              1992         134,846      160,000         <F1>          20,000      -0-           -0-

Richard R. Stewart
 Group Vice President
 (Engineered Power
 Systems)                     1994         198,750      220,000         <F1>          10,000      -0-           -0-
                              1993         134,712      250,000         <F1>             -0-      -0-           -0-
                              1992         119,692      219,000         <F1>          20,000      -0-           -0-

Garth C. Bates, Jr.
 Group Vice President
 (Distribution)               1994         159,231      160,000         <F1>          10,000      -0-           -0-
                              1993         119,615      130,000         <F1>             -0-      -0-           -0-
                              1992          98,536      120,000         <F1>          20,000      -0-           -0-

C. LaRoy Hammer
 Group Vice President
 (Tactical Vehicle
 Systems)                     1994         164,423      160,000         <F1>             -0-      -0-           -0-
                              1993         134,712      160,000         <F1>          10,000      -0-           -0-
                              1992         119,846      180,000         <F1>          10,000      -0-           -0-


<F1> The total amount of all perquisites and other personal benefits, securities or property paid or accrued by the Company is less than 10% of the total of annual salary and bonus.  There have been no amounts paid or accrued with respect to above-market or preferential earnings on restricted stock, options, SARs or deferred compensation or with respect to earnings on long-term incentive plans or tax reimbursements.  Except for purchases pursuant to the Stewart & Stevenson Employee Stock Purchase Plan, participation in which is available to all employees, there were no purchases of any security of the Company for less than the fair market value thereof on the date of purchase.

Grants and Exercises of Stock Options and Stock Appreciation Rights

     The Company has two stock option plans. The 1988 Nonstatutory Stock Option Plan (the "1988 Plan") authorizes the grant of options to employees, including officers, to purchase an aggregate of up to 1,800,000 shares of Common Stock and provides that limited stock appreciation rights may be granted in connection with such options. The 1993 Nonofficer Stock Option Plan (the "1993 Plan") authorizes the grant of options to employees other than officers of the Company to purchase an aggregate of up to 415,000 shares of Common Stock. Stock appreciation rights may not be granted under the 1993 Plan. The recipients and terms of options granted pursuant to the stock option plans are determined by the Compensation and Management Development Committee of the Board of Directors, none of whom are employees of the Company or eligible for any benefits under the plans. During 1993, the Company granted options to purchase an aggregate of 63,000 shares of Common Stock under the 1988 Plan and options to purchase an aggregate of 115,000 shares of Common Stock under the 1993 Plan. No limited stock appreciation rights were granted under the 1988 Plan during 1993 or during any previous fiscal year. The following tables set forth information as to options under the Company's stock option plans granted to or exercised by the individuals described in the Summary Compensation Table during 1993 and the value of all outstanding options owned as of January 31, 1994 by the individuals named in the Summary Compensation Table.

                                                OPTION/SAR GRANTS DURING FISCAL 1993

                                                                                                    Potential Realizable Value at
                                                                                                 Assumed Annual Rates of Stock Price
                                                         Individual Grants                          Appreciation for Option Term
                                      _______________________________________________________    ___________________________________

                                                      % of Total      Exercise
                                                       Options         Price
                                        Options       Granted to        per        Expiration
              Name                    Granted<F1>     Employees      share<F2>        Date              5%                 10%
_________________________________     ___________     __________     _________     __________      ____________      ______________
Bob H. O'Neal                            15,000           8.4         $32.625       3/16/03        $    307,765      $      779,938
Robert L. Hargrave                       10,000           5.6          32.625       3/16/03             205,177             519,958
Richard R. Stewart                       10,000           5.6          32.625       3/16/03             205,177             519,958
Garth C. Bates, Jr.                      10,000           5.6          32.625       3/16/03             205,177             519,958
C. LaRoy Hammer                             -0-           -0-           N/A           N/A                 N/A                 N/A
All Employees, including officers       178,000         100.0          32.625       3/16/03           3,652,148           9,255,261

<F1> All options become exercisable in four 25% cumulative annual installments commencing on March 16, 1994.
<F2> All options are exercisable at the closing market price on the date of grant.

                                               OPTION/SAR EXERCISES DURING FISCAL 1993
                                                         AND YEAR-END VALUES

                                                                         Number of Unexercised         Value of Unexercised In-the-
                                                                              Options at                     Money Options at
                                                                           January 31, 1994                  January 31, 1994
                                                                     _____________________________     _____________________________
                                        Shares
                                      Acquired on       Value
              Name                     Exercise        Realized      Exercisable     Unexercisable     Exercisable     Unexercisable
_________________________________     ___________     __________     ___________     _____________     ___________     _____________
Bob H. O'Neal                            15,000       $  495,000           -0-           30,000        $      -0-       $  654,375
Robert L. Hargrave                       10,000          287,500           -0-           20,000               -0-          436,250
Richard R. Stewart                       10,000          311,250           -0-           20,000               -0-          436,250
Garth C. Bates, Jr.                         -0-              -0-         5,000           10,000           143,750          436,250
C. LaRoy Hammer                             -0-              -0-         5,000           12,500           121,250          291,875
All Employees, including officers       171,000        5,592,331        79,000          399,100         2,214,438        8,607,476

Retirement Plans

     The Company has a defined benefit Pension Plan (the "Pension Plan") under which benefits are determined primarily by average final base salary and years of service. The Pension Plan covers substantially all of its full-time employees, including officers, and, subject to certain limitations described below, bases pension benefits on 1.5% of (a) the employee's highest five-year average base salary out of the last ten years or (b) $235,840 ($150,000 in 1994 and thereafter), whichever is lower, times the employee's years of credited service. The Internal Revenue Code of 1986, as amended, limited benefits that may be paid under the Pension Plan to $115,641 per year in 1993.

     The Company has a Supplemental Executive Retirement Plan (the "SERP") under which certain key executives will receive retirement benefits in addition to those provided under the Pension Plan. The Compensation and Management Development Committee determines which executive officers are eligible for benefits under the SERP. Supplemental benefits are based upon the average final compensation and years of service without regard to the limitations imposed by the Internal Revenue Code of 1986, as amended, and using the total of base salary and bonus to compute final average compensation. Benefits under the SERP are limited to an amount such that the aggregate of all retirement benefits paid under the Pension Plan and the SERP will not exceed 75% of the executive's final average base salary not including bonus payments.

     The following table sets forth the estimated annual benefits payable upon retirement to persons in specified compensation and years-of-service classification pursuant to the Stewart & Stevenson Employee Pension Plan and the Stewart & Stevenson Supplemental Executive Retirement Plan.

                                                  Estimated Annual Retirement Benefit <F1>
                                                              Years of Service
                               _______________________________________________________________________________

Final Average Compensation        20            25            30            35            40            45
__________________________     _________     _________     _________     _________     _________     _________
        $  100,000             $  25,536     $  31,920     $  38,304     $  45,060     $  52,560     $  60,060
           200,000                55,536        69,420        83,304        97,560       112,560       127,560
           300,000                85,536       106,920       128,304       150,060       172,560       195,060
           400,000               115,536       144,420       173,304       202,560       232,560       262,560
           500,000               145,536       181,920       218,304       255,060       292,560       330,060
           600,000               175,536       219,420       263,304       307,560       352,560       397,560
           700,000               205,536       256,920       308,304       360,060       412,560       465,060
           800,000               235,536       294,420       353,304       412,560       472,560       532,560

<F1> Computation of estimated annual retirement benefit based on a straight-line annuity for the life of the employee, net of base Social Security benefits under the Social Security law currently in effect, assuming the employee retires in 2000 at age
     65.

     The five-year average compensation of the individuals listed in the Summary Compensation Table differs from the present salary and bonus listed in the Summary Compensation Table as a result of changes in the rate of pay during the average period. The following table sets forth the years of credited service, average compensation and average base salary for each of the individuals listed in the Summary Compensation Table.

                             Years of     Average Total       Average
        Name                 Service      Compensation      Base Salary
___________________          ________     _____________     ___________
Bob H. O'Neal                   29         $384,689          $193,289
Robert L. Hargrave              26          296,912           142,912
Richard R. Stewart              22          327,232           122,015
Garth C. Bates, Jr.             23          176,831           100,831
C. LaRoy Hammer                 36          254,796           127,796

Compensation of Directors

     During Fiscal 1993, directors whose principal occupation is other than employment with the Company were compensated at the rate of $16,000 per year plus $1,000 for each meeting of the Board of Directors and each committee meeting attended and $500 for each telephone meeting attended. The directors were also reimbursed for any out-of-pocket expenses incurred to attend meetings. Non-employee directors with 60 months of continuous service will receive $1,000 per month for a period equivalent to service on the Board of Directors up to a maximum of 120 months, commencing on the month following their 70th birthday or the date such director ceases to serve on the Board, whichever is later.

Compensation Committee Interlocks and Insider Participation

     No person serving on the Compensation and Management Development Committee during Fiscal 1993 is or has ever been an officer of the Company or any of its subsidiaries, and no executive officer of the Company is serving or has ever served on a board of directors or compensation committee of any entity, one of whose executive officers now serves, or at any time in Fiscal 1993 served, on the Board of Directors or Compensation and Management Development Committee of the Company. The Company's Compensation and Management Development Committee presently consists of Messrs. Jack W. Lander, Jr. and Robert S. Sullivan. Mr. James H. Elder, Jr. and former directors, Messrs. James E. Knott, Donald J. Atwood and William E. Greehey, also served on the Compensation and Management Development Committee during Fiscal 1993.

                   SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen & Co. as independent public accountants of the Company for the year ending January 31, 1995. So far as is known to the Company, neither such firm nor any of its associates has any relationship with the Company or any affiliate of the Company other than the usual relationship that exists between independent public accountants and clients. A representative of Arthur Andersen & Co. will be present at the meeting to make a statement if such representative desires and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 31, 1995 BE RATIFIED BY THE SHAREHOLDERS. UNLESS OTHERWISE INDICATED, ALL PROPERLY EXECUTED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED FOR SUCH RATIFICATION AT THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. An adverse vote will be considered a direction to the Audit Committee to select other independent public accountants in the following year.

                             OTHER BUSINESS

     As of this date, the Board of Directors is not aware that any other matters are to be presented for action at the Annual Meeting. THE PROXY FORM SENT HEREWITH, IF EXECUTED AND RETURNED, GIVES DISCRETIONARY AUTHORITY TO THE EXTENT PERMITTED BY LAW WITH RESPECT TO ANY OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING.

                        FORM 10-K FOR FISCAL 1993

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING A COPY OF ITS MOST RECENT ANNUAL REPORT ON FORM 10-K UPON RECEIPT OF A REQUEST THEREFOR. SUCH REQUESTS SHOULD BE DIRECTED TO:


                            LAWRENCE E. WILSON
                            VICE PRESIDENT & SECRETARY
                            P.O BOX 1637
                            HOUSTON, TEXAS  77251-1637
                            (713) 868-7700



            SHAREHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

     Shareholders may submit proposals for the 1995 Annual Meeting by sending such proposals to the attention of the Corporate Secretary. In order to be considered for inclusion in the proxy statement for the 1995 Annual Meeting, such proposals should be received by the Company on or before January 9, 1995.

                                     By Order of the Board of Directors,
                                     LAWRENCE E. WILSON
                                     Vice President and Secretary

Dated: Houston, Texas
       May 9, 1994

     Notwithstanding any statement contained in a previous filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, neither the Performance Graph set forth below nor the Report of the Compensation and Management Development Committee that follows is incorporated by reference into any such filing.

             PERFORMANCE OF STEWART & STEVENSON COMMON STOCK

The following graph compares the cumulative total shareholder return on the Company's Common Stock, to the cumulative total shareholder return of the Standard & Poor's 500 Stock Index and the cumulative total shareholder return of the Standard & Poor's Machinery-Diversified Index for the Company's last five fiscal years. The graph assumes that the value of an investment in the Company's Common Stock and each index was $100 on January 31, 1989 and that all dividends were reinvested.

                               [PERFORMANCE GRAPH]


                                                                       Year Ended January 31,
                                                          _________________________________________________

                                                          1989     1990     1991     1992     1993     1994
                                                          ____     ____     ____     ____     ____     ____
Stewart & Stevenson Services, Inc.                         100      178      242      378      475      637
Standard & Poor's 500 Stock Index                          100      114      124      152      168      190
Standard & Poor's Machinery - Diversified Index            100      116      111      122      131      188

     REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

TO THE SHAREHOLDERS OF STEWART & STEVENSON SERVICES, INC.

     The Compensation and Management Development Committee of the Board of Directors (the "Committee") is comprised of two independent, non-employee directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission. The Committee approves the design of executive compensation programs, administers such programs and assesses their effectiveness in supporting the Company's compensation policies. The Committee also reviews and approves all salary arrangements and other executive compensation, evaluates executive performance and considers management succession and related matters.

     The Committee is committed to implementing a compensation program which furthers the Company's goal of emphasizing long-term shareholder value creation. To facilitate the achievement of the Company's business strategies, the Committee adheres to the following compensation policies:

     To strengthen the relationship between pay and performance, executives' annual and long-term compensation programs should include variable compensation that is dependent upon the level of success in meeting specified corporate and individual performance goals.

     To focus management on the long-term interests of shareholders, a significant portion of pay for senior executives should be comprised of long-term, "at-risk" compensation.

     To enable the Company to attract, retain and encourage the development of the best available executive personnel, competitive compensation opportunities should be offered. However, compensation levels should be adjusted upward if Company performance exceeds that of its peer group and adjusted downward if Company performance falls below that of its peer group.

Components of Compensation

     In determining the total compensation levels for the Company's senior executives, the Committee refers to levels of compensation paid to executives of a comparator group of companies. This comparator group is comprised of companies similar to the Company which have national business operations and comparable sales volumes, market capitalizations, employment levels and lines of business. The selection of companies used for compensation comparison purposes is reviewed and approved by the Committee.

     The companies comprising the comparator group used for compensation purposes generally are not the same companies comprising the published industry index used in the Performance Graph included in this proxy statement. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the same companies included in the Standard & Poor's Machinery-Diversified Index, which is used for comparing shareholder returns.

     The key elements of the Company's executive compensation program are base salary, annual incentives and long-term compensation. These key elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package.

Base Salary

     Base salary comprises from 35% to 40% of the value of each named executive's compensation. Base salary levels are targeted at or below the median levels of compensation for the Company's comparator group. The Committee adjusts base salary levels to recognize historical individual base salary levels, each individual executive's expected role for the upcoming fiscal year and changes in the cost of living. Consistent with the Company's philosophy of providing competitive levels of compensation, in Fiscal 1993 the Committee adjusted base salaries from levels which were significantly below median market levels.

     Each executive's base salary is reviewed regularly by the Committee. Increases to base salaries are driven primarily by individual performance, which is evaluated based on sustained levels of individual contribution to the Company. The executive's experience and past performance are also considered. In making its evaluation, the Committee has assigned no particular weights to these factors.

     As reflected in the Summary Compensation Table, Mr. O'Neal's base salary was increased in Fiscal 1993 by $100,000 (50%). In determining Mr. O'Neal's base salary in Fiscal 1993, the Committee considered Mr. O'Neal's individual performance and his long-term contributions to the success of the Company. In addition, a significant factor in determining the increase to Mr. O'Neal's base salary in Fiscal 1993 was the comparison to base salaries of CEOs at the group of comparator companies.

Annual Incentives

     To promote the Company's pay-for-performance philosophy and provide executives with direct financial incentives to achieve corporate, business unit and individual performance goals, the Company provides an annual bonus opportunity to executives. Annual bonuses motivate executives to maximize short-term performance as part of achieving long-term goals.

     In establishing bonus payments made to each executive officer, the Committee considers the following factors: (i) the aggregate total compensation paid by the comparator group of companies, (ii) the performance of the Company in comparison to other companies in the same industry and in comparison to the market as a whole, (iii) the performance of the profit centers for which the executive is responsible as compared to goals established for such profit centers and (iv) the aggregate total compensation, including salary, bonus and long-term incentives, paid to each executive. The Committee has assigned no particular weights to these factors in establishing bonus payments. Bonus payments for Fiscal 1993 were influenced by the performance of the Company compared to its industry, as reflected in the performance graph set forth elsewhere in these materials, and by the relatively low salaries paid by the Company during Fiscal 1993 compared to the salaries paid by the comparator group. Individual bonus payments were further affected by the performance of certain operating divisions.

     Mr. O'Neal was paid $350,000 in connection with Fiscal 1993 performance. Mr. O'Neal's bonus is above the median of annual incentive compensation paid other executives at comparator companies, and reflects Company performance above that reported by competitors.

Long-Term Incentives

     In keeping with the Company's philosophy of providing a total compensation package which favors at-risk components of pay, long-term incentives comprise from 25% to 30% of the value of each named executive's total compensation package. Long-term incentives are provided pursuant to the Stewart & Stevenson 1988 Nonstatutory Stock Option Plan. The Committee has elected to grant stock options as the Company's sole long-term incentive vehicle at this time.

     Stock options are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company.

     The size of stock option grants is based on competitive practice and is targeted to be at the median of option values granted by the comparator group. The size of the award can be adjusted based on individual performance, level of responsibility and historical award data. Overall, the Committee aims to deliver a competitive award opportunity based on the dollar value of the award granted. As a result, the number of shares underlying stock option awards varies and is dependent on the stock price on the date of grant.

     In Fiscal 1993, Mr. O'Neal received options to purchase 15,000 shares with an exercise price of $32.625, as is detailed in the Option Grants Table. The Committee has determined that the compensation opportunities should remain constant as long as total compensation fairly reflects overall corporate and individual achievement. Currently, Mr. O'Neal owns 34,055 shares of the Company's Common Stock and, together with the Fiscal 1993 grant, holds options to purchase an additional 30,000 shares. The Committee believes this equity interest provides an appropriate link to the interests of shareholders.

Policy with Respect to the $1 Million Deduction Limit

     Recently enacted Section 162(m) of the Internal Revenue Code of 1986 generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. The Committee has carefully considered the impact of this new tax code provision on the Company's incentive plans and has determined that Section 162(m) is currently inapplicable because no named executive officer is expected to receive compensation, other than performance-based compensation, in excess of $1 million in the foreseeable future. Thus, the Committee believes it is in the Company's and shareholders' best interests to retain the Committee's discretionary evaluation of individual and Company performance when determining total compensation payable to the Company's executive officers.

Conclusion

     The Committee believes these executive compensation policies and programs serve the interests of the shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the shareholders' benefit.

     We will continue to monitor the effectiveness of the Company's total compensation program to meet the current needs of the Company.

                                               Respectfully submitted,

                                               THE COMPENSATION AND MANAGEMENT
                                               DEVELOPMENT COMMITTEE

                                               Jack W. Lander, Jr. - Chairman
                                               Robert S. Sullivan

                       STEWART & STEVENSON SERVICES, INC.

                  ANNUAL MEETING OF SHAREHOLDERS-JUNE 14, 1994

                               COMMON STOCK PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Lawrence E. Wilson and Kyle J. Gideon, and each of them, the attorneys and proxies of the undersigned (each with power to act without the other and with power of substitution) to vote, as designated below, all shares of Common Stock, without par value, of Stewart & Stevenson Services, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Texas Commerce Bank Auditorium, located on the corner of Texas and Travis in Houston, Texas at 10:00 a.m., on the 14th day of June, 1994 and any adjournments thereof, upon all matters which may properly come before said Annual Meeting.

     IF NO CHOICE IS MARKED, THE UNDERSIGNED GRANTS THE PROXIES DISCRETIONARY AUTHORITY WITH RESPECT TO THE ELECTION OF DIRECTORS AND PROPOSAL 2. UNLESS OTHERWISE SPECIFIED THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2.

     ANY PROXY HERETOFORE GIVEN BY THE UNDERSIGNED WITH RESPET TO SUCH STOCK IS HEREBY REVOKED. RECEIPT OF THE NOTICE OF THE ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.
                    (Continued, and to be dated and signed, on reverside side) The Board of Directors recommends voting FOR all nominees listed below and FOR
Item 2.

1. ELECTION OF DIRECTORS

C. Jim Stewart II   FOR  [ ]  WITHHOLD  [ ]  BOB H. O'NEAL  [ ]  WITHHOLD  [ ]

Jack W. Lander, Jr. FOR  [ ]  WITHHOLD  [ ]  JACK T. CURRIE [ ]  WITHHOLD  [ ]

2. RATIFICATION OF PUBLIC ACCOUNTANT

FOR  [ ]  AGAINST   [ ]  ABSTAIN   [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                             PROXY DEPARTMENT
                                             NEW YORK, N.Y. 10203-0828

                                             The signature(s) on your proxy
                                             should agree with the name(s)
                                             shown at the left.  If the stock
                                             is held jointly, all joint owners
                                             should sign.  When signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             your full title as such.
                                             Date: _______________________, 1994
                                             _____________________________(L.S.)
                                             _____________________________(L.S.)
                                             Signature(s) of Shareholder(s)


Please Sign, Date and Return this Proxy Card Promptly Using the Enclosed
Envelope.
                                             Votes must be indicated (X) in
                                             Black or Blue Ink. [ ]